Exhibit 10.1

SECOND AMENDMENT TO THE 2003 STOCK OPTION PLAN
OF BIO-RAD LABORATORIES, INC.

Bio-Rad Laboratories, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), has previously adopted the 2003 Stock Option Plan of Bio-Rad Laboratories, Inc. (as amended from time to time, the “Plan”). Section 8.2 of the Plan allows the Board of Directors of the Corporation to amend the Plan in certain respects at any time or from time to time.
In order to amend the Plan in certain respects, this Amendment to the Plan has been adopted by a resolution of the Board of Directors of the Company on December 7, 2011, effective as set forth below. This Amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.
1.    Effective as of March 1, 2012, Section 6.2(d) of the Plan is hereby amended to read in its entirety as follows:

(d) Payment of the purchase price of the shares as to which the Option shall be exercised, paid at the time of exercise by such methods as the Committee may approve from time to time, including: (1) cash (or cash equivalent); (2) with the consent of the Committee, by withholding shares of Common Stock that would otherwise be issued upon the exercise of the Option; (3) with the consent of the Committee, by the delivery to the Company or its designated agent of shares of the Common Stock held for such period of time as may be required by the Board in order to avoid adverse accounting consequences, or (4) other property acceptable to the Board (including through the delivery of an irrevocable notice that the optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option purchase price; provided that payment of such proceeds is then made to the Company upon settlement of such sale). Any shares or other securities so withheld or tendered will be valued by the Company as of the date they are withheld or tendered.
2.    Effective as of March 1, 2012, Section 8.6 of the Plan is hereby amended to read in its entirety as follows:

8.6     Tax Withholding. Payment to the Company (or other employer corporation) of all amounts which it is required to withhold under federal, state or local law in connection with the exercise of the Option, to be satisfied as specified in the applicable Option Agreement, in one of the following ways: (1) by cash (or cash equivalent); (2) by withholding shares of Common Stock that would otherwise be issued upon the exercise of the Option, subject to applicable laws and regulations concerning withholding; (3) by the delivery to the Company or its designated agent of shares of Common Stock held for such period of time as may be required by the Board in order to avoid adverse accounting consequences, or (4) other property acceptable to the Board (including through the delivery of an irrevocable notice that the optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the amount required to be withheld in connection with the exercise of the Option; provided that payment of such proceeds is then made to the Company upon settlement of such sale). Any shares or other securities so withheld or tendered will be valued by the Company as of the date they are withheld or tendered. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld from the number of shares otherwise issuable upon the exercise of the Option under the Plan in order to satisfy the holder's federal and state income and payroll tax liabilities with respect to the exercise of such Option shall be limited to the number of shares which have a fair market value, as determined by the Company as of the date they are withheld, equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.
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Executed on March 1, 2012
BIO-RAD LABORATORIES, INC.

By:	/s/ Sanford S. Wadler
Sanford S. Wadler
Vice President and General Counsel